UNITED PETROLEUM CORPORATION
                               4867 North Broadway
                           Knoxville, Tennessee 37928

                                 April 30, 1997



Holders of Convertible Debentures
Listed on Schedule 1 Attached Hereto

Gentlemen:

         Each of you were issued Convertible Debentures of United Petroleum Corporation (the "Company") pursuant to Offshore Debenture Securities Subscription Agreements (collectively, the "Subscription Agreements"), as summarized on Schedule 2 attached hereto (collectively, the "Debentures"). Contemporaneous herewith, Infinity Investors Limited ("Infinity") shall acquire the remaining Debentures owned by Mohamad Ghaus Khalifa (the "Khalifa Debentures").

         Pursuant to the terms of this letter agreement (this "Letter Agreement"), the Company and each of you desire to restructure certain terms of the Debentures.

         Accordingly, by your signature hereto each of you and the Company hereby agree to amend the terms of the Debentures as follows:

         1. Recently certain of you converted a percentage of the aggregate principal amount of the Debentures held by you, together with all accrued and unpaid interest thereon. Schedule 3 attached hereto sets forth the amount of such Debentures (plus accrued and unpaid interest thereon) converted by each of you. Such amounts were converted at a conversion price of $0.50 per share of the Company's common stock (the "Common Stock"). The Company has issued, without restrictive legend, certain of such shares. Further, as of the date hereof, each of you, without further action of any party hereto, shall convert a certain percentage of the aggregate principal amount of such Debentures, together with accrued and unpaid interest thereon through the date hereof. Schedule 3 attached hereto sets forth the amount of such Debentures (plus accrued and unpaid interest thereon) which shall be converted by each of you as of the date hereof. Such amounts shall be converted at a conversion price of $0.50 per share of Common Stock. In addition, as of the date hereof, the Company shall issue (i) to Infinity, shares of Common Stock (at a price of $0.50 per share) in an amount equal to the accrued and unpaid interest on the Khalifa Debentures through the date hereof, (ii) to each of you, shares of Common Stock (at a price of $0.50 per share) in an amount equal to all accrued and unpaid interest on the Debentures through the date hereof, and (iii) to each of you, additional shares of Common Stock; in each instance in the amounts set forth on Schedule 4 attached hereto. Notwithstanding the foregoing, in the event the delivery of such shares of Common Stock would contravene the Limitation on Conversion described in Section 7 below, then the number of shares of Common Stock to be delivered to the Group Members (as defined in Section 7 below) shall be limited to

LETTER AGREEMENT - Page 1
(United Petroleum Corporation)
the number of shares of Common Stock that does not violate the Limitation on Conversion (the "April 30 Issued Shares"). The difference between the number of shares of Common Stock issuable as of the date hereof pursuant to this Section 1 to the Group Members and the April 30 Issued Shares shall be promptly issued, from time to time, to the Group Members following the delivery by the Group Members to the Company of a written notice stating that such issuance will not violate the Limitation on Conversion (each, a "Subsequent Notice"). The Company shall, and shall use its best efforts to cause its transfer agent to, issue these shares, without restrictive legend. If the Company fails to deliver such shares within five (5) trading days of the date hereof (or the date of delivery of a Subsequent Notice, as applicable), the Company shall pay to each holder of the Debentures the Liquidated Damage Amount (as hereafter defined) for each day the delivery of such shares is so delayed. Such sums shall be payable at the end of each calendar week.

          2. The Company has filed an amendment to its Certificate of Incorporation with the Secretary of State of Delaware, authorizing the creation and issuance of "blank check" preferred stock. Contemporaneous herewith, the Company shall authorize the issuance of at least 10,000,000 shares of Series A Convertible Preferred Stock (with each share having an initial liquidation preference of $1,000) (the "Preferred Shares"), containing the rights, privileges, and related provisions set forth in the form of Certificate of Designation attached hereto as Exhibit A (the "Certificate of Designation"), which has been, or shall be filed as of the date hereof by the Company with the Secretary of State of Delaware.

          3. Contemporaneous herewith, Infinity shall acquire from the Company a convertible debenture with a stated principal amount of $666,666 for a $500,000 cash payment to the Company, containing terms (including conversion price and conversion dates) identical to those of the Debentures (the "Newly Issued Debenture").

          4. Contemporaneous herewith, without further action of any party hereto, the Company and each of you by your signatures hereto agree to reduce the remaining stated principal balance of the Debentures and Newly Issued Debenture (but excluding all Designated Securities, as defined in Section 8(b) below) following the actions set forth in Section 1 above by ten percent (10%) and the interest rate thereon shall be increased to eighteen percent (18%) simple interest per annum (which shall also be the dividend rate on the Preferred Shares and the interest rate on the Amended Debentures, each as hereafter defined); provided, however, $666,666 stated principal amount (together with accrued and unpaid interest thereon) of the Debentures held by Infinity shall not be subject to the terms of Sections 4, 5, 6 and 10 of this Letter Agreement, as further set forth in Section 8 below (the "Infinity Excluded Debenture"). Notwithstanding the foregoing provisions of this Section 4, at least five (5) business days prior to April 30, 1998 (the "Anniversary

Date"), each of you shall be required to elect, as to all of the Preferred Shares and Amended Debentures held by you, by written notice to the Company, to either (i) reduce the dividend rate on the Preferred Shares and interest rate on the Amended Debentures to seven percent (7%) from and after the Anniversary Date or (ii) to reduce the then remaining principal balance of the Amended Debentures and stated liquidation preference (excluding accrued and unpaid dividends) on the Preferred Shares by ten percent (10%) from and after the Anniversary Date and retaining as the interest rate on the Amended Debentures and the dividend rate on the Preferred Shares a rate of eighteen percent (18%) simple interest per annum.

LETTER AGREEMENT - Page 2
(United Petroleum Corporation)

In the event you fail to make the foregoing election, clause (i) shall apply. Promptly upon the receipt of such notice, the Company and each of you shall cooperate in effecting any amendments to the Certificate of Designation and/or terms of the Amended Debentures to reflect such election.

          5. Contemporaneous herewith, without further action of any party hereto, the Company and each of you shall consummate an exchange pursuant to which each of you shall convey to the Company a portion of each Debenture and Newly Issued Debenture (but excluding all Designated Securities) held by you, in the amounts set forth on Schedule 5 attached hereto. In exchange therefor, the Company shall issue to each of you Preferred Shares in the amounts set forth on
Schedule 5. The Preferred Shares shall be issued with a legend substantially in the form attached hereto as Exhibit B.

          6. Immediately following the actions set forth Sections 1, 2, 3, 4 and 5 above, and without further action of any party hereto, the remaining portion of each Debenture held by you shall be deemed exchanged for an Amended and Restated Debenture in the form attached hereto as Exhibit C, in the amounts set forth on Schedule 6 attached hereto (the "Amended Debentures"). Notwithstanding the terms of Sections 5 and 6 hereof, and as reflected on Schedules 5 and 6 hereof, Dan Dotan has elected, with the consent of each of you and the Company, to receive all Preferred Shares and no Amended Debentures in exchange for his Debentures. The form of Notice of Conversion for the Amended Debentures and Preferred Shares shall be substantially as set forth on Exhibit D attached hereto. The Khalifa Debentures, Newly Issued Debenture, Infinity Excluded Debenture, Amended Debentures and Preferred Shares are collectively herein referred to as the "Convertible Securities." Each of you in delivering any Notice of Conversion to the Company associated with any Convertible Securities shall use your reasonable efforts to provide a copy thereof, via telecopy, to Morton Robson, Esq. (212/949-1871) and Neal Melnick, Esq. (423/523-2681);
provided, the failure to provide such copy shall not be a prerequisite to the effectiveness of such Notice of Conversion.

          7. In addition to and not in lieu of the limitations on conversion set forth in the Convertible Securities, the conversion right of each of you who are members of a "group" within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (i.e., Infinity Investors Limited, Seacrest Capital Limited and Fairway Capital Limited) (the "Group Members"), shall be limited, solely to the extent required, from time to time, such that in no instance shall the maximum number of shares of Common Stock which the Group Members may receive in respect of any conversion of the Convertible Securities and Preferred Shares exceed, at any one time, an amount equal to the remainder of (i) 4.99% of the then issued and outstanding shares of Common Stock of the Company following such conversion minus (ii) the number of shares of Common Stock of the Company then owned (beneficially or of record) by the Group Members other than shares deemed beneficially owned due to the ownership of Convertible Securities (the foregoing being referred to as the "Limitation on Conversion"). Notwithstanding the voting rights granted under the Certificate of Designation or this Letter Agreement, the voting rights of the Group Members shall be limited to the extent necessary such that in no event will the Group Members be entitled to vote more than 4.99% of the then issued and outstanding shares of Common Stock of the Company (the "Voting Limitation"). The Limitation on Conversion and Voting Limitation shall not apply, and shall be of no further force and effect,

LETTER AGREEMENT - Page 3
(United Petroleum Corporation)
upon the occurrence of either (i) a Redemption Transaction as described in the Certificate of Designation or Amended Debentures, or (ii) an automatic conversion as described in the Certificate of Designation or Amended Debentures, or (iii) at the expiration of at least ten (10) consecutive business days following the occurrence of any Event of Default described in the Amended Debentures and for which the holder thereof has provided written notice thereof and which is not cured within the greater of the applicable time period specified in either (x) such written notice or (y) the Amended Debentures.

          8. Notwithstanding any provisions of this Letter Agreement, the Amended Debentures or the Certificate of Designation to the contrary, each of you and the Company hereby agree as follows:

(a) Contemporaneous herewith, Infinity shall acquire the Khalifa Debentures. Thereafter, the Khalifa Debentures and Infinity
         Excluded Debenture shall be convertible in accordance with their stated terms and shall not be subject to the terms of Sections 4, 5, 6 and 10 of this Letter Agreement (and no Preferred Shares or Amended Debentures shall be issued in replacement thereof);
         provided, the Company agrees that (i) any Event of Default in any of the Amended Debentures or Preferred Shares, or under this Letter Agreement, shall result in an Event of Default under the Khalifa Debentures and Infinity Excluded Debenture, and (ii) the Limitation on Conversion set forth in Section 4 above shall apply in lieu of the limitation set forth in the Khalifa Debentures and Infinity and Excluded Debenture;

(b) At the option of Infinity, exercisable from time to time, Infinity may designate a portion of the Amended Debentures and/or Preferred Shares held by Infinity, Seacrest Capital Limited and/or Fairway Capital Limited, not to exceed the amount of the Infinity Excluded Debenture and the Khalifa Debentures (such designated amount being referred to as the "Designated Securities") in replacement of an identical principal amount of the Khalifa Debentures and/or the Infinity Excluded Debenture (such amount being referred to as the "Replacement Debentures"). Upon such designation, the limitations on conversion described in the Amended Debentures shall: (i) apply to the Replacement Debentures and
         (ii) not apply to the Designated Securities. Infinity hereby designates, consistent with Schedules 5 and 6 hereof, $620,700 of the Seacrest Debentures, $620,700 of the Fairway Debentures and $1,175,266 of the Infinity Debentures as Designated Securities and an identical amount of Infinity Debentures are designated as the Replacement Debentures; and

(c) At its option, Infinity may assign, pursuant to a transaction satisfying the provisions of Rule 904(a) and 904(b) of the Securities Act of 1933, as amended (the "Securities Act"), and in conformity with the applicable regulations and interpretations of the Securities and Exchange Commission (the "Commission"), a portion of the Designated Securities.

(d) The Company hereby releases Mohamad Ghaus Khalifa to the same extent as it releases each of you in accordance with the form of mutual release described in Section 9 below.

LETTER AGREEMENT - Page 4
(United Petroleum Corporation)

9.

(a) If the Company fails to deliver shares of Common Stock, without restrictive legend, by the fifth (5th) New York Stock Exchange trading day after the applicable date a notice of conversion for the Convertible Securities is delivered (including delivery via facsimile) (the "Penalty Date"), the holder of the applicable Convertible Securities shall receive, as liquidated damages and not as a penalty, in cash, $2,500 per day for each day (the "Liquidated Damage Amount") the delivery of such shares is delayed beyond the Penalty Date. Such sum shall be payable at the end of each calendar week.

(b) If, (i) upon conversion of any of the Convertible Securities the Company fails to issue the certificate for the shares of Common Stock issuable upon such conversion (the "Underlying Shares") to the appropriate holder bearing no restrictive legend, or (ii) the Commission issues final rules and regulations regarding certain amendments to Regulation S promulgated under the Securities Act that, in the reasonable opinion of counsel to the holder of a majority of Convertible Securities, would cause the Underlying Shares to be subject to resale restrictions in excess of restrictions that presently apply to such Underlying Shares, then the Company shall be required, at the request of any holder of any Convertible Security and at the Company's expense, to effect the registration of the Common Stock issuable upon conversion of the applicable Convertible Security under the Securities Act and relevant blue sky laws as provided below;

         provided, that if counsel to the Company delivers an opinion to the holders of the Convertible Securities, without qualification, that the resale restrictions alleged pursuant to clause (ii) above will not apply to the Underlying Shares, then the Company shall not be obligated to honor the registration request pursuant to such clause (ii). The holder and the Company shall cooperate in good faith in connection with the furnishing of the information required in order to effect the registration. The Company shall file the registration statement within thirty (30) days of the holder's demand thereof and shall use its best efforts to cause such registration statement to become effective within ninety (90) days of the date of the initial filing thereof. Such best efforts shall include but not be limited to, promptly responding to all comments received from the staff of the Securities and Exchange Commission, providing the holder's counsel with a contemporaneous copy of all written communications from and to the staff of the Securities and Exchange Commission with respect to such registration statement and promptly preparing and filing amendments to such registration statement which are responsive to the comments received from the staff of the Securities and Exchange Commission. Once declared effective by the Securities and Exchange Commission, the Company shall cause such registration statement to remain effective until the earlier of (i) the sale of all of the shares of Common Stock issuable upon conversion of any Convertible Security by holder, or (ii) one hundred twenty (120) days after the effective date of such registration. If such registration statement is not effective within ninety (90) days of the initial filing thereof, then, the Company agrees to (i) increase the interest rate payable on any outstanding principal and interest due under the Amended Debentures, the Khalifa Debentures and/or the Infinity Excluded Debenture, and (ii) increase the Dividend Rate (as defined in the Certificate of Designation) applicable to the Preferred Shares, in each case by an

LETTER AGREEMENT - Page 5
(United Petroleum Corporation)
         additional two percent (2%) per annum retroactive to the date of the demand (but not to exceed, in any event, the maximum rate permitted by applicable law), payable in cash or shares of Common Stock in accordance with the applicable terms of the Convertible Security until the date the registration statement becomes effective. Upon receipt of such a demand from any holder, the Company will give notice to all holders of the Convertible Security and provide such holders an opportunity to participate in the registration statement. The Company shall not be required to file more than two (2) registration statements with respect to the Convertible Securities.

          10. Each of you, your agents and affiliates and any person acting in concert with you or them, agree not to engage in any "short selling" of the Company's securities within or outside the boundaries of the United States of America, and you shall not sell long (or effect a "covered short sale" of) any shares of Common Stock which you anticipate receiving in connection with the exercise of a notice of conversion prior to the date on which a notice of conversion in respect of all of such shares sold is delivered to the Company. Notwithstanding the foregoing, a notice of conversion in respect of such shares may be sent to the Company up to three (3) business days following the date of any conversion (which date shall (i) be specified in such notice and (ii) serve as the reference date for determining the conversion price applicable to that conversion). Notwithstanding any of the provisions hereof, each of you agrees that you will not sell, assign or otherwise transfer or exercise any conversion rights with respect to, any of the Amended Debentures or Preferred Shares prior to July 1, 1997; however, such prohibition shall not prevent (i) the issuance of shares of Common Stock pursuant to Section 1 hereof or (ii) the sale of any shares of Common Stock issued in accordance with the terms of this Letter Agreement and of the applicable Convertible Security.

          11. Contemporaneous herewith, the Company and each of you will enter into a mutual release in the form attached hereto as Exhibit E.

          12. To the extent consistent with applicable law, each of you agree that you will support retention of current management of the Company at any special or annual stockholders meeting held while any Convertible Securities are outstanding and further that you shall not commence, directly or indirectly, any proxy solicitation adverse to such current management. This agreement of each of you set forth in this Section 12 shall be null and void if the Company, any of its officers or employees, or any of their respective affiliates, breach the terms of this Letter Agreement, or of any of the Exhibits attached hereto.

          13. Contemporaneous herewith the Company shall enter into a Noncompetition Agreement with Michael F. Thomas in the form attached hereto as Exhibit F.

          14. Contemporaneously herewith, the Company shall receive a letter from Morton Robson, Esq., counsel to the Company, substantially in the form attached hereto as Exhibit G.

          15. For good and valuable consideration, including the agreements of the parties set forth herein, the Company hereby agrees that it shall not, and shall not agree to, sell or offer to sell any of its equity securities (or securities convertible into or exchangeable or exercisable for equity securities, including warrants), other than offerings in connection with mergers and


LETTER AGREEMENT - Page 6
(United Petroleum Corporation)
acquisitions, offerings pursuant to compensatory plans that are approved by the Company's shareholders, in a "firm commitment" underwritten offering, or as reasonable compensation for services rendered; provided, such prohibition shall not apply to securities that are not convertible, exchangeable or exercisable for shares of Common Stock which are either freely tradable, or freely tradable upon the effectiveness of a registration which the Company may file with the Securities and Exchange Commission, prior to January 1, 1999.


          16. The holders of the Preferred Shares, by majority vote amongst the holders thereof, may, at their option, cause the election of one (1) Director to the Company's Board of Directors, which Director may only be removed by a majority vote of the holders of the Preferred Shares, but who shall resign from the Board at such time as no Preferred Shares are outstanding. Such persons shall not, however, be an individual who would cause any of you to be deemed affiliates of the Company. Each of you, amongst yourselves as holders of the Preferred Shares, hereby agree to be bound by the terms of this Section 16 as a voting agreement among shareholders of the Company.

          17. The Company hereby agrees to pay by wire transfer of funds on the date hereof all reasonable fees and expenses of (i) Arter & Hadden, in connection with the transactions contemplated herein and associated with Infinity's purchase of the Khalifa Debentures, provided such amounts shall not exceed $15,000 in the aggregate, and (ii) David Kagel, Esq., associated with the transactions contemplated herein, provided such amounts shall not exceed $5,000 in the aggregate.

          18. The Company hereby represents and warrants that the transactions contemplated by this Letter Agreement have been approved by all necessary action by the officers, directors and shareholders (if applicable) of the Company, and that the shares of Common Stock issuable without restrictive legend upon conversion of the Convertible Securities will be duly and validly issued and outstanding, fully paid and nonassessable, free and clear of any claims or preemptive rights, and will have been issued in compliance with all applicable U.S. Federal and state securities laws. In addition, as long as any of the Convertible Securities are outstanding, the Company hereby covenants and agrees to have authorized and reserved for the purpose of issuance upon conversion a sufficient number of shares of Common Stock to provide for the conversion into shares of Common Stock of all of the Convertible Securities outstanding at the then effective conversion price. The Company further covenants and agrees to include and support a proposal in connection with the next annual or special meeting of stockholders of the Company which seeks the approval of such stockholders to amend the Certificate of Incorporation of the Company to increase the number of shares of Common Stock authorized thereunder to not less than 100,000,000 and to approve such other amendments, actions or transactions as are necessary to consummate the transactions contemplated hereby.

          19. Notwithstanding any provision herein or in any Convertible Security to the contrary, the Company and each of you expressly hereby agree that in no event whatsoever shall the amount paid or agreed to be paid by the Company for the use, forbearance or detention of money associated with any Convertible Security, or otherwise for the payment or performance of any covenant or obligation contained herein or in any Convertible Security, exceed the maximum amounts permissible under applicable law. If, from any circumstance whatsoever, fulfillment of

LETTER AGREEMENT - Page 7
(United Petroleum Corporation)
any provision hereof or of any Convertible Security, shall involve exceeding such rates prescribed by applicable usury law, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance, any of you shall ever receive interest or anything which might be deemed interest under applicable law which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal owing on account of the applicable Convertible Security (or the amounts owing on other obligations of the Company to you hereunder) and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of the applicable Convertible Security (or the amounts owing on other obligations of the Company to you hereunder), as the case may be, such excess shall be refunded to the Company. All sums paid or agreed to be paid to you for the use, forbearance, or detention of any Convertible Security shall, to the extent permitted by applicable law (i) be amortized, prorated, allocated, and spread throughout the full term of such Convertible Security until payment in full so that the actual rate of interest on account of such Convertible Security does not exceed the maximum amount permissible under applicable law now or hereafter amended, (ii) be characterized as a fee, expense or other charge, other than interest, and/or (iii) exclude any voluntary prepayments or redemptions and the effects thereof.

          20. The Company hereby restates all representations and warranties of the Company set forth in Subscription Agreements, each of which the Company represents and warrants are true and correct as of the date hereof. Each of you hereby restate all of your representations and warranties set forth in your applicable Subscription Agreement, each of which you represent and warrant are true and correct as of the date hereof. Without limiting the foregoing, the Company and each of you hereby agree that in so restating such representations and warranties the term Securities as defined in the Subscription Agreements shall be deemed to include the Preferred Shares and the Amended Debentures (and the shares of Common Stock issuable upon conversion thereof), each issued pursuant to the terms of this Letter Agreement (collectively, the "Prior Representations"). The Company and Infinity, respectively, by their signatures hereto, shall be deemed to have made to each other the applicable Prior Representations with respect to the Company's issuance to Infinity of the Newly Issued Debenture.

          21. In the event of any inconsistency between the terms of this Letter Agreement and the terms of any Convertible Security or other document executed in connection herewith, the terms of this Letter Agreement shall control to the extent necessary to resolve such inconsistency.

          22. This Letter Agreement, and the terms of each Convertible Security, shall be governed by Delaware law.





                            [Signature Page Follows]

LETTER AGREEMENT - Page 8
(United Petroleum Corporation)

             This Letter Agreement may be executed in one or more counterparts and by facsimile signature. This Letter Agreement shall be effective upon the execution below by each of you.

                                             Very truly yours,

                                             UNITED PETROLEUM CORPORATION


                                             By: /s/ Michael F. Thomas
                                                 ---------------------------
                                             Title: President


ACKNOWLEDGED AND AGREED TO:

INFINITY INVESTORS LIMITED

By: /s/ J. A. Loughran
    -------------------------
Title:  Director

SEACREST CAPITAL LIMITED

By: /s/ James E. Martin
    -------------------------
Title:  President

FAIRWAY CAPITAL LIMITED

By: /s/ James E. Martin
    -------------------------
Title: President

/s/ DAN DOTAN  agent
---------------------------
DAN DOTAN


LAKE MANAGEMENT, LDC

By: Field Secretaries (Cayman) Limited,
Title: Kelly Ireland
Assistant Manager--Mutual Funds
Secretary, Neall Brooks,
Manager Mutual Funds

LETTER AGREEMENT - Page 9
(United Petroleum Corporation)

                                   SCHEDULE 1


                    CURRENT HOLDERS OF CONVERTIBLE DEBENTURES

Holder                                                     Address

Infinity Investors Limited                           27 Wellington Road
                                                     Cork, Ireland

Seacrest Capital Limited                             27 Wellington Road
                                                     Cork, Ireland

Fairway Capital Limited                              27 Wellington Road
                                                     Cork, Ireland

Dan Dotan                                            12 Frishman Street
                                                     Apartment 1
                                                     Tel Aviv, Israel
                                                             or
                                                     c/o H.W.R. Services, Ltd.
                                                     Crigmuir Chambers
                                                     P.O. Box 71
                                                     Road Town, Tortula
                                                     British Virgin Islands

Lake Management, LDC                                 c/o Field Securities
                                                     (Cayman), Ltd. Butterfield
                                                     House, Fort Street Grand
                                                     Cayman, Cayman Islands
                                                     British West Indies

                              SCHEDULE 2

             CONVERTIBLE DEBENTURES AS ORIGINALLY ISSUED

                                   Aggregate Principal
                                   Value of Debentures        Date of Issuance
                                   -------------------        ----------------

Infinity Investors Limited            $7,100,000                  08/09/96
Infinity Investors Limited            $5,000,000                  08/15/96
Seacrest Capital Limited              $1,250,000                  09/11/96
Fairway Capital Limited               $1,250,000                  09/11/96
Dan Dotan                             $1,060,000                  09/30/96
Lake Management, LDC                  $  700,000                  05/01/96
Lake Management, LDC                  $2,500,000                  08/01/96
Mohamad Khalifa                       $2,000,000                  10/01/96
(Debentures to be transferred
to Infinity Investors Limited
as of the date hereof)

                              SCHEDULE 3

                   A. AMOUNT OF DEBENTURES CONVERTED
                            CONVERSION DATE
                              (2/3 OF 1%)

SHARES DELIVERED AT SIGNING OF TERM SHEET:

                        Principal Amount    Accrued Interest   Number of Shares
                            Covered             Converted      @ $0.50 Per Share
Infinity Investors
 Limited(1)                   $0                    $0                 N/A

Infinity Investors
 Limited(1)                   $0                    $0                 N/A

Seacrest Capital
 Limited(2)                $169,200.000           $14,238.66         366,877
Fairway Capital Limited    $169,200.000           $14,238.66         366,877
Dan Dotan(3)                  $0                    $0                 N/A
Lake Management(3)            $0                    $0                 N/A
Lake Management(3)            $0                    $0                 N/A
Mohamed Khalifa (Infinity)    $0                    $0                 N/A

                       B. AMOUNT OF DEBENTURES CONVERTED
                               ON EFFECTIVE DATE
                                  (1/3 OF 1%)

                        Principal Amount    Accrued Interest   Number of Shares
                            Covered             Converted      @ $0.50 Per Share
Infinity Investors
 Limited(1)                   $0                    $0                 N/A

Infinity Investors
 Limited(1)                   $0                    $0                 N/A

Seacrest Capital
 Limited(2)               $84,600.000           $7,703.43            184,607
Fairway Capital Limited   $84,600.000           $7,703.43            184,607
Dan Dotan(3)              $32,000.000           $1,157.33             66,315
Lake Management(3)        $28,000.000           $  898.83             57,798
Lake Management(3)        $55,600.000           $1,797.65            114,795
Mohamed Khalifa (Infinity)    $0                    $0                  0


Footnote:

(1) Per request of fund manager the 4% conversion was included in the conversions of Fairway and Seacrest.
(2)  Accrued interest based on principal balance for Seacrest and Fairway.
(3) These Holders did not receive the initial 2/3 of 4% conversion and the entire conversion is listed in Schedule 3B.

(4) Per terms of Letter Agreement these shares have not been delivered pending delivery of Subsequent Notice.

                              SCHEDULE 4

                    ADDITIONAL COMMON SHARES ISSUED
                         AS OF APRIL 30, 1997


                                                 Number of          Number of
                               Accrued and      Shares Based        Section 1
                             Unpaid Interest   on Accrued and         Shares
     Holder                   through 4/30     Unpaid Interest    (Bonus Shares)


Infinity Investors Limited(1)  $34,181.10         63,362             90,000
Infinity Investors Limited(1)  $24,657.53         49,315            106,938
Seacrest Capital Limited(1)    $ 4,753.53          9,507             11,173
Fairway Capital Limited(1)     $ 4,753.53          9,507             11,173
Dan Dotan                      $27,776.00         55,552             14,400
Lake Management                $35,183.35         70,367             12,600
Lake Management                $57,089.49        114,179             25,020
Mohamed Khalifa (Infinity)     $58,602.74        117,205(2)            N/A


Footnotes:

(1) Per terms of Letter Agreement these shares, save and excepting 37,261 shares issued to Infinity Investors Limited, have not been issued pending delivery of Subsequent Notice.

(2) All shares are to be issued to Infinity Investors Limited. Per terms of Letter Agreement these shares have not been delivered pending delivery of a Subsequent Notice.

                                  SCHEDULE 5

                            PORTION OF DEBENTURES
                        CONVERTED INTO PREFERRED STOCK

                  (AFTER GIVING EFFECT TO INFINITY ELECTION
         PURSUANT TO SECTION 8 AND FOLLOWING 10% PRINCIPAL REDUCTION)

                                    Portion of        Shares of Preferred
                                    Debentures         Stock Received
        Holder                      Converted   ($1,000 Liquidation Preference)

Infinity Investors Limited(1)        13/18ths              7,918
Seacrest Capital Limited               -0-                  -0-
Fairway Capital Limited                -0-                  -0-
Dan Dotan                            18/18ths               691
Lake Management                      13/18ths               436
Lake Management                      13/18ths               867


Footnote:

(1) Remaining Balance after giving effect to election pursuant to Section 8 and prior to 10% Reduction is $10,964,160.



                Excluded Debentures (Principal at May 1, 1997)


          Infinity Investors Limited           $1,175,266(1)
          Seacrest Capital Limited               $620,700
          Fairway Capital Limited                $620,700
                                               $2,416,666
                                               ==========


(1) $400,000 principal amount has been trasferred to Lake Management LDC pursuant to Section 8 of the Letter Agreement. Hence the remaining Infinity Investor Limited Debenture balance is $775,266 and Lake Management LDC will retain its original Debenture in the aggregate principal amount of $400,000.

                                  SCHEDULE 6

                       AMENDED AND RESTATED DEBENTURES

          (GIVING EFFECT TO INFINITY ELECTION PURSUANT TO SECTION 8)


                                              Remaining Aggregate Principal
                                                        Balance of

                Holder                       Amended and Restated Debentures


Infinity Investors Limited                             $3,046,160
Seacrest Capital Limited                                 $-0-
Fairway Capital Limited                                  $-0-
Dan Dotan                                                $-0-
Lake Management, LDC                                   $501,000



                Excluded Debentures (Principal at May 1, 1997)

          Infinity Investors Limited           $1,175,266(1)
          Seacrest Capital Limited               $620,700
          Fairway Capital Limited                $620,700
                                               $2,416,666
                                               ==========

(1) $400,000 principal amount has been trasferred to Lake Management LDC pursuant to Section 8 of the Letter Agreement. Hence the remaining Infinity Investor Limited Debenture balance is $775,266 and Lake Management LDC will retain its original Debenture in the aggregate principal amount of $400,000.


                   SHARES TO BE ORDERED FOR CLOSING

                                1% Plus      Accrued &     Bonus       Total
     Holder                     Interest  Unpaid Interest  Shares  Common Shares

Infinity Investors, Ltd. ....      0           37,261         0        37,261
Infinity Investors, Ltd. ....      0             0            0          0
Seacrest Capital ............      0             0            0          0
Fairway Capital .............      0             0            0          0
Dan Dotan ...................   66,315         55,552      14,400     136,267
Lake Management .............   57,798         70,367      12,600     140,765
Lake Management .............  114,795        114,179      25,020     253,994

                                                                   EXHIBIT A

         CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF SERIES A
                         CONVERTIBLE PREFERRED STOCK OF
                          UNITED PETROLEUM CORPORATION

         NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority conferred upon the Board Directors of this Corporation in accordance with the provisions of the Certificate of Incorporation there is hereby established a series of the authorized preferred stock of the Corporation which series shall be designated as "Series A Cumulative Convertible Preferred Stock," and which shall consist of ten million shares (10,000,000) (collectively the "Series A Shares" or singularly, a "Series A Share") and shall have the following dividend rights, voting rights, terms of redemption, redemption prices, liquidation preferences and other rights, qualifications, limitations and restrictions.

         1.       DIVIDEND RIGHTS

                  1.1 A. The holder of record of each Series A Share (a "Holder") as of the Record Date (as defined below) shall be entitled to receive, when, as and if declared by the Corporation's Board Directors or a duly authorized committee thereof, on January 1, April 1, July 1 and October 1 of each year (a "Dividend Payment Date"), at the option of the Corporation, either
(i) out of the funds of the Corporation legally available therefor, cumulative dividends per Series A Share (the "Cash Dividends") in cash equal to the "Cash Rate" (as hereinafter defined) multiplied by the Liquidation Preference (as defined in Paragraph 2 and as adjusted pursuant Paragraph 1.1.D below) for each Quarterly Payment Period (as hereafter defined) that such Series A Share is outstanding; or (ii) cumulative dividends per Series A Share (the "PIK Dividends") equal to the "PIK Rate" as hereafter defined multiplied by the Liquidation Preference (as adjusted pursuant to Paragraph 1.1.D below) for each Quarterly Payment Period that such Series A Share is outstanding. On or prior to each applicable Dividend Payment Date, the Corporation shall deliver a notice of election indicating whether dividends will be paid in cash or in shares of common stock of the Corporation ("Common Stock"). If such notice is not delivered prior to the applicable Dividend Payment Date, dividends shall be paid in shares of common stock. To the extent permitted by applicable law and not prohibited pursuant to the terms of applicable credit instruments, senior securities or the Certificate of Designation, the Board of Directors shall declare either Cash Dividends or PIK Dividends (collectively referred to herein as the "Dividends") on


CERTIFICATE OF DESIGNATION - Page 1
(United Petroleum Corporation)
each Dividend Payment Date (or, if such day is not a business day, on the next business day thereafter).

                           B.       A "Quarterly Payment Period" shall mean the

three-month period ending on March 31, June 30, September 30 and December 31 of each year.

                           C.       The "Cash Rate" and the "PIK Rate" shall

mean an annual dividend rate of 18% (i.e., a quarterly dividend rate of 4.5%). The Cash Rate and PIK Rate shall be collectively referred to as the "Dividend Rate." If the Corporation, at its option, determines to pay PIK Dividends, the number of shares of Common Stock issuable in connection therewith shall be determined by the Market Price (as hereafter defined) for the five (5) consecutive trading days ending on the Dividend Payment Date.

                           D.       Dividends shall accrue (whether or not paid)

during each Quarterly Payment Period from the Dividend Payment Date immediately preceding such Quarterly Payment Period to the earlier to occur of a conversion event specified in Paragraph 4 hereof or the last day of such Quarterly Payment Period. Dividends shall be calculated on the basis of a 90-day Quarterly Payment Period and the actual number of days elapsed. The Holder of any Series A Shares which are the subject of a conversion pursuant to Paragraph 4 shall, on the Conversion Date (as defined in Paragraph 4.6), be entitled to receive, to the extent lawful, accrued Dividends on such Series A Shares which have not been declared and paid on or before such Conversion Date. In addition, in the event a conversion of Series A Shares is effected after a Redemption Notice (as defined in Paragraph 5.2) is delivered by the Corporation but prior to a Redemption Date, then, to the extent lawful, the Corporation shall pay to such Holder an amount equal to all accrued and unpaid Dividends (whether or not declared) from the last Dividend Payment Date until the date the converting Holder delivered its notice of conversion pursuant to Paragraph 4.6. For any period with respect to which the Dividend is not fully paid in cash as described herein (as a result of a lawful restriction thereon or otherwise), such accrued but unpaid Dividends shall be added to the Liquidation Preference of the Series A Shares effective at the beginning of the period next succeeding the period as to which such Dividends were not paid, and shall thereafter accrue additional Dividends at the Dividend Rate. Any Dividend payment made on Series A Shares shall be credited against the earliest accrued but unpaid Dividend which has been added to the Liquidation Preference of the Series A Shares pursuant to this Paragraph 1.1.D and shall reduce the Liquidation Preference by the amount of the Dividend paid.

                  1.2 Dividends, if and when declared on each Series A Share, shall to the extent permitted by applicable law be declared at least twenty (20) business days prior to the next Dividend Payment Date for payment on the next Dividend Payment Date

CERTIFICATE OF DESIGNATION - Page 2
(United Petroleum Corporation)
to the Holders of record on the date determined in such declaration, which date shall in no event be more than fifteen (15) business days after the date of declaration (the "Record Date"). Dividends shall be payable, whether or not declared, on the earlier to occur of a conversion event specified in Paragraph 4 hereof or a redemption transaction described in Paragraph 5 herein or each Dividend Payment Date (or if any such day is not a business day, the next succeeding business day).

                  1.3 So long as any Series A Shares are outstanding, the Corporation shall not declare, pay or set aside for payment any dividend (other than in shares of Junior Stock (as hereinafter defined)) or other distribution in respect of its Junior Stock, or call for redemption, redeem, purchase or otherwise acquire for any consideration (other than shares of its Junior Stock) any shares of its Junior Stock, any warrants, rights, calls or options exercisable for any shares of Junior Stock unless all dividends accumulated and unpaid with respect to the Series A Shares are simultaneously declared and paid. "Junior Stock" means Common Stock (as hereinafter defined) or any other series of preferred stock of the Corporation which ranks junior to or on a parity with (as determined pursuant to Paragraph 6) the Series A Shares. "Common Stock" means the common stock of the Corporation and any share of successor or replacement stock.

                  1.4 Each Holder shall be entitled to participate with the holders of Common Stock equally and ratably (on the basis of the number of shares of Common Stock such Holder would then own if it then converted its Series A Shares pursuant to Paragraph 4) in any subscription rights or other similar rights to acquire securities or property of the Corporation granted to any holder of Common Stock.

         2.       RIGHTS ON LIQUIDATION AND RANKING

                  2.1 In the event of the liquidation, dissolution, winding-up or sale or other disposition of all or substantially all of the assets of the Corporation, whether voluntary or involuntary ("Liquidation"), the Holder of a Series A Share shall be entitled to receive with respect to such Series A Share, after the satisfaction of all distributions to holders of other series of preferred stock, if any, which are required (at the direction of the holder thereof or otherwise) to be redeemed prior to or in connection with the consummation of such Liquidation or which are expressly senior in liquidation preference to the Series A Shares, including any series of preferred stock which is mandatorily redeemable (collectively, the "Senior Payments") but before any distribution is made to or set aside for the holders of Common Stock or any other series of preferred stock of the Corporation, if any, which are not then required to be redeemed or which are junior in liquidation preference to the Series A Shares, cash or any other assets of the Corporation in an amount (or having a fair market


CERTIFICATE OF DESIGNATION - Page 3
(United Petroleum Corporation)
value) equal to One Thousand Dollars ($1,000) per share (the "Liquidation Preference") plus all accrued but unpaid Dividends up to the date of the final distribution in Liquidation. If, after the satisfaction of all Senior Payments, the assets of the Corporation available for distribution to

Holders shall be insufficient to permit the payment in full of the amount due the Holders pursuant to this Paragraph 2, then the entire assets of the Corporation available for distribution to Holders after the satisfaction of all Senior Payments shall be distributed pari passu among the Holders and the holders of other series of preferred stock which are not junior in liquidation preferences to the Series A Shares, if any, in accordance with their respective liquidation preferences. The fair market value of any assets of the Corporation and the proportion of cash and other assets distributed by the Corporation to the Holders of the Series A Shares shall be reasonably determined in good faith by the Board of Directors. A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall, at the option of the holders of the Series A Shares, be deemed a liquidation, dissolution or winding up within the meaning of this Section 2 if the shares of stock of the Corporation (along with all derivative securities) outstanding immediately prior to such transaction represent immediately after such transaction less than a majority of the voting power of the surviving corporation (or of the acquirer of the Corporation's assets in the case of a sale of assets). Such option may be exercised by the vote or written consent of holders of a majority of the Series A Shares at any time within thirty (30) calendar days after written notice of the essential terms of such transaction shall have been given to the holders of the Series A Shares in the manner provided by law for the giving of notice of meetings of shareholders. Such notice shall be given by the Corporation immediately following determination of such essential terms.

                  2.2 With regard to rights to receive distributions upon Liquidation of the Corporation and dividends, the Series A Shares shall rank senior to the Common Stock and any other equity securities of the Corporation that by their terms are not made senior to or on a parity with the Series A Shares as to such rights.

         3.       VOTING RIGHTS

                  3.1 Except as otherwise provided in Paragraphs 3.2 and 3.3 below, each Holder shall have the same voting rights as a holder of the number of shares of Common Stock which such Holder would then own if it then converted its Series A Shares pursuant to Paragraph 4.

                  3.2 So long as any of the Series A Shares are outstanding the Corporation will not, without the affirmative vote


CERTIFICATE OF DESIGNATION - Page 4
(United Petroleum Corporation)
or consent of the Holders of at least seventy percent (70%) of the Series A Shares at the time outstanding, given in person or by proxy, either in writing or by a resolution adopted at a meeting called for such purpose, with the Holders of the Series A Shares voting or consenting separately as a class:

                           A. amend, alter or repeal any of the provisions of

                  the Corporation's Certificate of Incorporation or Bylaws or the resolution providing for the issue of the Series A Shares or pass any shareholder resolution, including such action effected by merger or similar transaction in which the Corporation is the surviving corporation, if such amendment or resolution would affect adversely the preferences, special rights or powers of the Series A Shares except if such action is otherwise permitted under the other provisions of this Paragraph 3.2;

                           B. increase or decrease (other than by redemption
                  or conversion) the total number of authorized Series A Shares;

                           C. issue any capital stock which ranks senior
                  to or on a parity with the Series A Shares with respect to rights to receive distributions upon liquidation, dissolution, or winding up of the Corporation or with respect to dividends; or

                           D. purchase or otherwise acquire for value any Common
                  Stock or other equity security of the Corporation either junior or senior to or on a parity with the Series A Shares while there exists any arrearage in the payment of cumulative dividends hereunder.

                  3.3 In the event of an issuance by means of a stock split, reverse split or stock dividend or other similar event or reclassification of shares of Common Stock outstanding, the voting rights of the Series A Shares shall be fairly and equitably (in the judgment of the Board of Directors of the Corporation) adjusted at the same time and in the same manner as the adjustment is made in the rights of the Common Stock in order to maintain the same voting rights as the Series A Shares had on the date of issuance.

                  3.4 Copies of all notices sent to the holders of Common Stock shall be simultaneously sent to each Holder.

         4.       CONVERSION RIGHTS - COMMON STOCK

                  4.1 NUMBER OF SERIES A SHARES. Each Series A Share shall be convertible, at the option of the Holder thereof, at any time and from time to time commencing on or after July 1, 1997 into that number of shares of Common Stock, obtained by dividing the Liquidation Preference (including any Dividends added to


CERTIFICATE OF DESIGNATION - Page 5
(United Petroleum Corporation)

Liquidation Preference pursuant to Paragraph 1.1.D) of such Series A
Share by the "Conversion Price" determined in accordance with Paragraph 4.2. Notwithstanding the foregoing, the Holder shall not be entitled to convert more than 1/13th of the Liquidation Preference of all Series A Shares issued to such Holder in each calendar month, on a cumulative basis, commencing July 1, 1997 (such that the entire Liquidation Preference of such Series A Shares shall be convertible by August 1, 1998). Further, at the option of the Corporation exercisable by written notice between October 7 and October 10, 1999, each Series A Share outstanding on October 10, 1999 shall automatically be converted into Common Stock on such date at the Mandatory Conversion Price (as hereafter defined) and October 10, 1999 shall be deemed the Conversion Date with respect to such conversion without the requirement of the delivery of a Notice of Conversion, provided such automatic conversion shall not occur if, at such time, the Corporation is in default of any of its obligations hereunder or under any other contractual agreement with any Holder of Series A Shares or under any of the Corporation's outstanding convertible debentures. As used herein, the "Mandatory Conversion Price" shall mean the Market Price for the five (5) consecutive trading days ending on and including October 9, 1999.

                  4.2 CONVERSION PRICE. The Conversion Price shall be equal to the lesser of (x) $3.00 (as adjusted pursuant to the following clauses) and (y) the greater of (i) the Fixed Conversion Price (as hereinafter defined) and (ii) the Market Price of the Common Stock (as defined in Paragraph 4.10 below) for the five (5) consecutive trading days immediately preceding the Conversion Date (the "5 Day Average"); provided, if the Monthly Price for the preceding month is greater than $3.00 (the "Ceiling Price"), then the Ceiling Price for such month shall be the greater of (X) $3.00 and (Y) 66-2/3rds% of the Monthly Price for such preceding month. The "Fixed Conversion Price" shall be equal to the following:

             $2.50 per share through September 30, 1997;
             $2.00 per share from October 1, 1997 through December 31, 1997;

             $1.50 per share from January 1, 1998 through March 31, 1998;

             $1.00 per share after April 1, 1998;
in each case adjusted as follows:

                           if the Market Price for the trading days in the
                  applicable calendar month (the "Monthly Price") of the Common Stock for any calendar month commencing October 1997 is greater than the Fixed Conversion Price, then the Fixed Conversion Price shall be the greater of the Fixed Conversion Price and 66-2/3rds% of the Monthly Price for the preceding calendar month. The Fixed Conversion Price


CERTIFICATE OF DESIGNATION - Page 6
(United Petroleum Corporation)
                  and Ceiling Price shall each be adjusted as set forth in
                  Section 4.4 hereof.


                  4.3 CONVERSION AND REDEMPTION. In case any Series A Share is called for redemption, the right to convert such Series A Share shall terminate with respect to all Series A Shares for which a Notice of Conversion (as defined in Paragraph 4.6 below) shall not have previously been delivered to the Corporation pursuant to the procedures described in Paragraph 5.2 below at the close of business on the date which is five (5) business days preceding the Redemption Date (as defined in Paragraph 5.2 below); provided that no default by the Corporation in the payment of the applicable Redemption Price (as defined in Paragraph 5.1) shall have occurred and be continuing.

                  4.4 ADJUSTMENT OF CONVERSION PRICE. In the event that during any period of consecutive trading days provided for above, the Corporation shall declare or pay any dividend on the Common Stock payable in Common Stock or in rights to acquire Common Stock, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, then the Conversion Price shall be proportionately decreased or increased, as appropriate, to give effect to such event.

                  4.5 CONVERSION UPON REORGANIZATION. In case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person, and the holders of Series A Shares do not elect to treat such transaction as a liquidation, dissolution or winding up as provided in Section 2, then, as part of such reorganization, consolidation, merger or sale, provision shall be made so that each Series A Share shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such Series A Shares would have been entitled upon the record date of (or date of, if no record date is fixed) such event and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Shares, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the Series A Shares.

                  4.6 CONVERSION METHOD. Any Holder of Series A Shares may, at any time prior to the close of business on the date which is two (2) business days prior to the Redemption Date (as hereafter defined)


CERTIFICATE OF DESIGNATION - Page 7
(United Petroleum Corporation)
for such Series A Shares, exercise the conversion rights as to such Series A Shares by delivering to the Corporation during regular business hours, a notice requesting conversion on a specified date and the number of Series A Shares that the Holder elects to convert (a "Notice of Conversion"). The Notice of Conversion shall also state the names and addresses of the persons to whom certificates for shares of Common Stock shall be issued, the denominations of such certificates and reasonable delivery instructions with respect thereto. The term Conversion Date shall mean the date so specified in the applicable Notice of Conversion, which date may not be more than three (3) trading days prior to the date on which the Holder has telecopied to the Corporation such Notice of Conversion. Promptly following each Conversion Date, each Holder shall surrender to the Corporation the Certificate or Certificates representing the specified portion of the total number of Series A Shares held by such Holder subject to the Notice of Conversion, duly endorsed, at the offices of the Corporation; provided, the conversion shall be deemed effected on the Conversion Date so long as such Certificate or Certificates are delivered to the Corporation within three (3) business days of the date of the Notice of Conversion. The person in whose name any certificate for shares of Common Stock is issuable upon the conversion shall be deemed to have become the holder of record of the Common Stock on the Conversion Date. If the stock transfer books of the Corporation are closed on the Conversion Date, the Conversion Date for purposes of determining record ownership shall be the next succeeding day on which the stock transfer books are open (and the conversion shall be deemed to have been effected immediately prior to the close of business on that day), but in all cases the conversion shall be at the Conversion Price in effect on the Conversion Date specified in the Notice of Conversion. As promptly as practicable after the Conversion Date but in any event within three (3) trading days of the receipt of the Notice of Conversion, the Corporation shall, and shall use its best lawful efforts to cause its transfer agent to, issue and deliver to such Holder, at the expense of the Corporation and in accordance with such Holder's delivery instructions, a certificate or certificates for the number of full shares of Common Stock to which such Holder is entitled, without any restrictive legend, and cash with respect to any fractional interest in a share of Common Stock as provided in Paragraph 4.7 below.

                  4.7 FRACTIONAL SHARES OF COMMON STOCK. No fractional shares of Common Stock or scrip shall be issued upon conversion of Series A Shares. If more than one Series A Share shall be surrendered for conversion at any one time by the same Holder, the number of full shares of Common Stock issuable upon conversion of such Series A Shares shall be computed on the basis of the aggregate number of Series A Shares so surrendered. Instead of any fractional shares of Common Stock which otherwise would be issuable upon conversion of any Series A Shares, the Corporation shall pay a cash adjustment in respect of such fractional interest based upon


CERTIFICATE OF DESIGNATION - Page 8
(United Petroleum Corporation)
the Conversion Price in effect at the close of business on the last business day prior to the Conversion Date.

                  4.8 TAXES. All shares of Common Stock issued upon conversion of Series A Shares will be validly issued, fully paid and nonassessable. The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Shares pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series A Shares so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such transfer has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid or that no such tax is payable.

                  4.9 SURRENDERED SERIES A SHARES. All certificates representing Series A Shares converted or redeemed shall be appropriately canceled on the books of the Corporation and the Series A Shares so converted or redeemed represented by such certificates shall be restored to the status of authorized but unissued Series A Shares. Promptly following the delivery of certificates representing Series A Shares which are not fully converted or redeemed, the Corporation shall immediately reissue in the name of the Holder an appropriate number of Series A Shares.

                  4.10 MARKET PRICE. The term "Market Price" on any day shall mean the closing bid price per share of the Common Stock as reported by Bloomberg, L.P. on the Nasdaq National Market, or on such exchange as the Common Stock is then traded. When referred to herein, a "trading day" shall mean a business day in which the principal market on which the Common Stock is traded is open for trading for at least four (4) hours. If at the time of any computation pursuant to this Paragraph 4.10 the Common Stock is not then traded on any trading market, the "Market Price" for the purposes hereof shall be the fair value as reasonably determined in good faith by the Board of Directors of the Corporation.

                  4.11 AVAILABLE COMMON STOCK. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of Series A Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect a conversion of all outstanding Series A Shares under Paragraph 4.1, as such number may from time to time be adjusted pursuant to Paragraphs 4.4 and 4.5, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Series A Shares, the Corporation shall promptly take such corporate action as may, in


CERTIFICATE OF DESIGNATION - Page 9
(United Petroleum Corporation)
the opinion of its counsel and subject to any necessary approval of its shareholders, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  4.12 NOTICE TO HOLDERS. In the event (i) the Corporation shall declare a dividend or other distribution on the Common Stock other than regular cash dividends declared in the ordinary course or dividends or other distributions payable in Common Stock, (ii) the Common Stock is subdivided, combined or reclassified, (iii) of a merger or consolidation, (iv) of a Liquidation, or (v) the Corporation offers for subscription pro rata to holders of Common Stock any additional shares of stock of any class or series or other rights, then the Corporation shall mail to each Holder at the Holder's address as it appears in the stock records of the Corporation, promptly and in any event at least 15 days prior to the date described in clause (a) below, a notice stating (a) the date for the determination of holders of Common Stock entitled to receive the distribution, subscription rights or the consideration in the merger, consolidation or liquidation, or the date of determination as to which shares of Common Stock will be affected by a subdivision, combination, reclassification, (b) a brief statement of the facts requiring such notice, and
(c) if applicable, that the Conversion Price shall be adjusted in accordance with this Paragraph 4.4. Upon any adjustment in the Conversion Price, the Corporation shall mail to each Holder at the Holder's address as it appears in the stock records of the Corporation a notice setting forth the adjusted Conversion Price and the method of calculation thereof, provided that if such address is outside of the United States, then such notice shall be sent by facsimile transmission (if such Holder shall have provided a facsimile number).

                  4.13 CONCLUSIVE DETERMINATION. Whenever the Fixed Conversion Price is adjusted as herein provided, the Corporation shall promptly prepare a certificate of a firm of independent public accountants regularly employed by the Corporation setting forth the adjusted Fixed Conversion Price, along with a brief statement of the facts requiring the adjustment and the manner of computing the adjustment, which certificate shall be conclusive evidence of the correctness of the adjustment, absent manifest error.

         5.       REDEMPTION RIGHTS

                  5.1 VOLUNTARY REDEMPTION. The Corporation may, at any time, at its option and following at least twenty (20) business days prior written notice redeem (a "Redemption") for cash at the Redemption Price (as hereafter defined), from funds legally available therefor, all or any portion of the outstanding Series A Shares, provided a Redemption shall not be effective (i) for any portion of the Series A Shares for which a Notice of Conversion has


CERTIFICATE OF DESIGNATION - Page 10
(United Petroleum Corporation)
been delivered to the Company at least five (5) days prior to the Redemption Date (as hereafter defined), and (ii) unless such notice is for at least 250 Series A Shares. The "Redemption Price" shall be the Liquidation Preference of each Series A Share plus all accrued but unpaid Dividends thereon through the Redemption Date.

                  5.2 NOTICE OF REDEMPTION. If the Corporation elects to redeem any or all Series A Shares pursuant to a Redemption, the Corporation shall (i) give at least twenty (20) business days' prior written notice of such Redemption (the "Redemption Notice") to each Holder of Series A Shares to be redeemed at such Holder's address as it appears on the stock records of the Corporation by facsimile transmission (if such Holder shall have provided a facsimile number), and (ii) set aside into an escrow account, apart from its other funds, or provide written evidence reasonably satisfactory to each Holder of the Corporation's ability to fund the Redemption Price and the amount equal to the Redemption Price of all Series A Shares subject to Redemption at that time for the benefit of all Holders of Series A Shares subject to Redemption; and the Series A Shares then subject to Redemption and not otherwise converted prior to the Redemption Date shall, on the date which is twenty (20) business days after the deposit of Redemption Notice in accordance with clause (i) of this sentence (the "Redemption Date"), cease to be outstanding, and the rights of the Holders and owners thereof shall be limited to payment of the Redemption Price thereof. The Corporation shall deposit with the escrow agent for delivery to each Holder of a Series A Share the Redemption Price thereof within three (3) business days of the Redemption Date. Should any Holder not receive payment of any amounts due on Redemption of its Series A Shares by reason of the Corporation's failure to make payment at the times prescribed above for any reason, the Corporation shall pay to the applicable Holder on demand (x) interest on the sums not paid when due at an annual rate equal to the lesser of (a) two percent (2%) over the then applicable dividend rate or (b) the maximum additional interest rate permitted by applicable law, until the applicable Holder is paid in full and (y) all costs of collection, including, but not limited to, attorneys' fees and costs, whether or not suit or other formal proceedings are instituted. The Redemption Price shall (in the reasonable discretion of the Board of Directors of the Corporation) be adjusted to take into account any stock split or other similar event.

                  5.3 SELECTION OF SHARES. The Corporation shall select the Series A Shares to be redeemed in a Redemption in which not all Series A Shares are to be redeemed so that the Series A Shares of each Holder selected for Redemption shall bear the same proportion to the total Series A Shares owned by that Holder that the proportion of all Series A Shares selected for Redemption bears to the total of all then outstanding Series A Shares. Should any Series A Shares required to be redeemed under the terms hereof not


CERTIFICATE OF DESIGNATION - Page 11
(United Petroleum Corporation)
be redeemed solely by reason of limitations imposed by law, the applicable Series A Shares shall be redeemed on the earliest possible date thereafter that the applicable Series A Shares may be redeemed to the maximum extent permitted by law. Except as set forth above, the Board of Directors shall prescribe the manner in which any Redemption shall be effected. Any monies deposited with the escrow agent by the Corporation for the Holders of the Series A Shares subject to Redemption which shall not be claimed at the end of one (1) year after the first service of the applicable Redemption Notice shall be released and repaid to the Corporation but shall be paid to the Holder of the applicable Series A Shares so long as submission of its shares occurs within five (5) years after the first service of the applicable Redemption Notice.

         6.       RANKING OF STOCK OF THE CORPORATION


                  For purposes of this resolution, any stock of any class or classes of the Corporation shall be deemed to rank:

                  A. Prior to the Series A Shares, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the Holders;

                  B. On a parity with the Series A Shares, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking and fund provisions, if any, are different from those of the Series A Shares, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices without preference or priority, one over the other, as between the holders of such stock and the Holders, and

                  C. Junior to the Series A Shares, either as to dividends or upon liquidation, if such class shall be Common Stock or if the Holders of the Series A Shares shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation, winding up of the Corporation, or upon redemption as the case may be, in preference or priority to the holders of shares of such class or classes.

         RESOLVED FURTHER, that the President or any Vice President and the Secretary or any Assistant Secretary of the Corporation are each authorized to do or cause to be done all such acts or things and to make, execute and deliver or cause to be made, executed and delivered all such agreements, documents, instruments and certificates in the name and on behalf of the Corporation or otherwise as they deem necessary, desirable or appropriate to


CERTIFICATE OF DESIGNATION - Page 12
(United Petroleum Corporation)
execute or carry out the purpose and intent of the foregoing resolutions.

         IN WITNESS WHEREOF, I have subscribed this document on the date set forth below and do hereby affirm, under penalty of perjury, that the statements contained therein are true and correct.

Dated: April 29, 1997

                                            /s/ Michael F. Thomas
                                           -------------------------------
                                           Michael F. Thomas - President




CERTIFICATE OF DESIGNATION - Page 13
(United Petroleum Corporation)

                                                                  EXHIBIT B

                      FORM OF LEGEND FOR PREFERRED SHARES

The Securities offered hereby have not been registered with U.S. Securities and Exchange Commission under the U.S. Securities Act of 1993, as amended (the "Act"), or the Securities Commission of any state under state securities law. These Securities are being issued in exchange for a portion of a convertible debenture exempt from registration under Regulation S ("Regulation S") promulgated under the Act. These Securities may not be offered or sold in the United States or to U.S. Persons (as such term is defined in Regulation S) unless these Securities are registered under the Act or such offers and sales are made pursuant to available exemptions from the registration requirements of those laws. Furthermore, these securities are subject to the terms of that certain Letter Agreement of United Petroleum Corporation dated April 30, 1997, a copy of which is on file with and may be obtained from United Petroleum Corporation at its principal place of business, including, but not limited to, limitations on conversion and voting, elections with respect to dividend rate and redemption, and the holder hereof is further subject to certain voting agreements concerning the securities, as described therein.

                                                                     EXHIBIT C

                                                             $___________USD

                          UNITED PETROLEUM CORPORATION

                     $____________  AMENDED AND RESTATED

                            18% CONVERTIBLE DEBENTURE

                                 APRIL 30, 1997

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES (AS DEFINED IN REGULATION S UNDER THE ACT) OR TO OR FOR THE ACCOUNT OR BENEFIT OF US PERSONS (AS DEFINED IN REGULATION S UNDER THE
ACT) EXCEPT PURSUANT TO REGISTRATION UNDER THE ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT. FURTHERMORE, THESE SECURITIES ARE SUBJECT TO CERTAIN LIMITATIONS ON CONVERSION AND VOTING AND TO POTENTIAL LIQUIDATED DAMAGES AS DESCRIBED HEREIN AND IN THAT CERTAIN LETTER AGREEMENT OF UNITED PETROLEUM CORPORATION DATED APRIL 30, 1997, A COPY OF WHICH IS ON FILE WITH AND MAY BE OBTAINED FROM UNITED PETROLEUM CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.

THIS DEBENTURE is one of a duly authorized issue of Debentures of United Petroleum Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the "ISSUER") designated as its Eighteen Percent (18%) Convertible Debenture Due September 1, 1999.

                FOR VALUE RECEIVED, the ISSUER promises to pay to

                           [______________________]

the registered holder hereof and its successors and assigns (the "HOLDER"), the principal sum of

      ____________________________ (____________) UNITED STATES DOLLARS,


on September 1, 1999 (the "Maturity Date"), and to pay interest on the principal sum outstanding at the rate of 18% per annum in cash or, at the option of the Issuer, shares of Common Stock, $.01 par value, of the ISSUER (the "Common Stock") as hereinafter provided, on the basis of the actual number of days elapsed in a three hundred sixty five (365) day year, due and payable quarterly in arrears commencing on July 1, 1997, and subsequently on October 1, January 1, April 1, for the term of the Debenture or until the Debenture is completely converted. Accrual of interest shall commence on the first day following the date hereof and shall continue until payment in full of the principal sum hereof has been made or duly provided for. The interest so payable will be paid to the person in whose name this Debenture (or one or more predecessor Debentures) is registered on the records of the ISSUER regarding registration and transfers of the Debenture (the "Debenture Registrar"), provided, however, that the ISSUER'S obligation to a transferee of this Debenture arises only if such transfer, sale or other disposition is made in accordance with the terms and conditions of the Offshore Debenture Securities Subscription Agreement between ISSUER and HOLDER as amended by that certain Letter Agreement (the "Letter Agreement") of United Petroleum Corporation dated April 30, 1997, (the "Offshore Debenture Securities Subscription Agreement"). The principal of, and interest on (to the extent such interest is paid in cash), this Debenture are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Debenture register of the ISSUER as designated in writing by the HOLDER hereof from time to time. The ISSUER may, at its option, elect to pay interest on this Debenture in shares of Common Stock; provided, however, the ISSUER shall deliver to each HOLDER a notice of election prior to each interest payment date indicating its intention to do so. If the ISSUER shall properly elect to pay interest accruing hereunder in Common Stock, the number of shares issuable in connection therewith shall be determined by dividing the amount of interest then payable by the Market Price(as hereafter defined) on the applicable interest payment date. The ISSUER will pay the principal of and all accrued and unpaid interest due upon this Debenture on the Maturity Date subject to the conversion rights set forth herein, less any amounts required by law to be deducted or withheld on account of, income or other similar taxes to the HOLDER by wire transfer of funds or by certified check at the last address on the Debenture Register. The forwarding of such payment shall, subject to collection, constitute a payment of principal and interest hereunder and shall satisfy and discharge the liability for principal and interest on this Debenture to the extent of the sum represented by such payment plus any amount so deducted.



The Debenture is subject to the following additional provisions:

         1. The Debenture is exchangeable for like Debentures in equal aggregate principal amount of different authorized denominations, as requested by the HOLDER surrendering the same. No service charge will be made for such registration or transfer or exchange.

         2. The ISSUER shall be entitled to withhold from all payments of principal of, and interest on, this Debenture any amounts required to be withheld under the applicable provisions of the United States Income Tax or other similar applicable laws at the time of such payments.

         3. This Debenture has been issued subject to investment representations of the original HOLDER hereof and may be transferred or exchanged in the US only in compliance with the Securities Act of 1933, as amended (the "Act") (including the rules and regulations promulgated thereunder) and applicable state securities laws. Prior to the due presentment for such transfer of this Debenture, the ISSUER and any agent of the ISSUER may treat the person in whose name this Debenture is duly registered on the ISSUER'S Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and all other purposes, whether or not this Debenture is overdue, and neither the ISSUER nor any such agent shall be affected by notice to the contrary. The transferee shall be bound, as the original HOLDER, by the same representations and terms described herein and under the Offshore Debenture Securities Subscription Agreement.

         4. The HOLDER of this Debenture is entitled, at its option, at any time commencing from and after August 1, 1998 (the "First Conversion Date") to convert up to One Hundred percent (100%), of the original principal amount of this Debenture into shares of Common Stock at a conversion price equal to the greater of (i) the Fixed Conversion Price (as hereinafter defined) and (ii) the Market Price (as hereinafter defined) of the Common Stock for the five (5) consecutive trading days immediately preceding the Conversion Date (the "5 Day Average"); provided, if the Monthly Price (as hereinafter defined) for the preceding month is greater than $3.00 (the "Ceiling Price"), then the Ceiling Price for such month shall be the greater of (x) $3.00 and (y) 66-2/3rds% of the Monthly Price for such preceding month. The "Fixed Conversion Price" shall be equal to the following:

                 $2.50 per share through September 30, 1997;

                 $2.00 per share from October 1, 1997 through December 31, 1997;

                 $1.50 per share from January 1, 1998 through March 31, 1998;

                 $1.00 per share after April 1, 1998;


in each case adjusted as follows: if the Market Price for the trading days in the applicable calendar month (the "Monthly Price") of the Common Stock for any calendar month commencing October 1997 is greater than the Fixed Conversion Price, then the Fixed Conversion Price shall be the greater of the Fixed Conversion Price and 66-2/3% of the Monthly Price for the preceding calendar month. For purposes of this Section 4, the "Market Price" on any day shall mean the average of the closing bid prices per share of the Common Stock as reported by Bloomberg, L.P. on the Nasdaq National Market, or on such exchange as the Common Stock is then traded, in each case, for the five (5) consecutive trading days immediately preceding the date of determination. When referred to herein, a "trading day" shall mean a business day in which the principal market on which the Common stock is traded is open for trading for at least four (4) hours. If at the time of any such computation pursuant to this Section 4 the Common Stock is not then traded on any trading market, the "Market Price" for the purpose hereof shall be the fair value as reasonably determined in good faith by the Board of Directors of the ISSUER. Notwithstanding the foregoing, the HOLDER shall not be entitled to convert more than 1/5th of the principal amount of this Debenture held by such Holder in each calendar month, on a cumulative basis, commencing August 1, 1998 (such that the entire principal amount thereof shall be convertible by January 1, 1999). The Fixed Conversion Price and Ceiling Price shall each be adjusted as set forth herein. Such conversion shall be effected by surrendering the Debentures to be converted (with the copy, by facsimile or courier), to the ISSUER, with a conversion notice, executed by the HOLDER of this Debenture or a specified portion (as provided) hereof, and accompanied, if required by the ISSUER, by proper assignment hereof in blank. In the event that the Issuer shall have elected to pay interest on this Debenture in shares of Common Stock, accrued but unpaid interest shall be subject to conversion under the same terms and conditions as the principal amount of this Debenture at the time of conversion of this Debenture or any portion thereof. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share, with the fraction paid in cash at the discretion of the ISSUER. For purposes of this Debenture, the "Conversion Date" shall be deemed to be the close of business on the date so specified in a conversion notice, which date may not be more than three (3) trading days prior to the date on which the Holder has telecopied to the Issuer its conversion notice,; provided, this Debenture is delivered to the Issuer within five (5) business days of the conversion notice. The ISSUER, at its sole option, may cause the automatic conversion notice into common stock of any or all of the remaining outstanding Debentures that remain unconverted after April 21, 2000 at the aforesaid Conversion Price; provided that no event of default by the ISSUER has occurred or is continuing.


         5. If, prior to the conversion of all of the Debentures, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend or other similar event, the Fixed Conversion Price shall be appropriately reduced. If, prior to the conversion of all the Debentures, the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Fixed Conversion Price shall be appropriately increased.

         6. If, prior to the conversion of all the Debentures, there is a stock split, stock dividend, or other similar event which occurs, then the Conversion Price shall be adjusted appropriately to reflect such stock split, stock dividend or other similar event.

         7. If, prior to the conversion of all the Debentures the Issuer fixes a record date for the issuance of rights or warrants to all or substantially all of the Common Shareholders entitling them to subscribe for or purchase shares of Common Stock or Securities convertible into Common Stock at a price per share, or having a conversion price per share, less than the market price of the Common Stock (calculated by taking the average closing bid price of the Common Stock on the NASDAQ market, or on such market as the Common Stock then trades, for the five (5) trading days immediately preceding the record date), then the Fixed Conversion Price shall be appropriately and proportionately reduced.

         8. If, prior to the conversion of all the Debentures, there shall be a merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event, as a result of which shares of Common Stock of the ISSUER shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the ISSUER or another entity, then the Holders of the Debentures shall thereafter have the right to purchase and receive upon conversion of the Debentures, upon the basis and upon the terms and conditions specified herein and in lieu of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of Debentures held by such HOLDERS had such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event had not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the HOLDER of the Debentures to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon the conversion of the Debentures) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The ISSUER shall not effect any transaction described in this section unless the resulting successor or acquiring entity (if not the ISSUER) assumes by written instrument the obligation to deliver to the HOLDERS of the Debentures such shares of stock and/or securities as, in accordance with the foregoing provisions, the HOLDERS of the Debentures may be entitled to purchase.

         9. No adjustment need be made if it would result in a change of less than One (1) percent of the Conversion Price. Any adjustments required to be made shall be rounded up to the right to acquire the nearest whole number of shares of Common Stock.

         10. (a) ISSUER may, at any time, at its option and following at least twenty (20) business days prior written notice redeem (a "Redemption") for cash at the Redemption Price (as hereafter defined), from funds legally available therefor, all or any portion of the outstanding Debentures; provided a Redemption shall not be effective (i) for any portion of the Debenture for which a Notice of Conversion has been delivered to the Issuer at least five (5) days prior to the Redemption Date (as hereafter defined) and (ii) unless such notice is for at least $250,000 principal amount of the Debenture. The "Redemption Price" shall be equal to 100% of the aggregate principal amount of the Debentures being called for redemption, plus any accrued but unpaid interest thereon through and including the date of the Redemption. Notwithstanding the foregoing, ISSUER may not exercise the Redemption option set forth above as long as at least ten percent (10%) of the shares of ISSUER'S Series A Cumulative Convertible Preferred Stock issued to the Holder hereof remain issued and outstanding.


         (b) If ISSUER elects to redeem any or all of the Debentures pursuant to a Redemption, ISSUER shall (i) give at least twenty (20) business days' prior written notice of such Redemption (the "Redemption Notice") to each HOLDER of the

                  Debentures to be redeemed at its address as it appears on the Debenture Register of ISSUER by facsimile transmission (if such HOLDER shall have provided a facsimile number), and (ii) set aside cash into an escrow account, apart from its other funds, or provide written evidence reasonably satisfactory to each HOLDER of ISSUER'S ability to fund in cash the Redemption Price, an amount equal to the Redemption Price of all Debentures as to which a Redemption Notice has been provided at that time for the benefit of all HOLDERS of the Debentures subject to Redemption; and the Debentures as to which a Redemption Notice has been provided not otherwise converted prior to the Redemption Date shall, on the date which is twenty (20) business days after the deposit of Redemption Notice in accordance with clause (i) of this sentence (the "Redemption Date"), cease to be outstanding, and the rights of the HOLDERS and owners thereof shall be limited to payment of the Redemption Price thereof. ISSUER shall deposit with the escrow agent for delivery to each HOLDER of the Debentures the Redemption Price thereof within three (3) business days of the Redemption Date. Should any HOLDER not receive payment of any amounts due on Redemption of its Debentures by reason of ISSUER'S failure to make payment at the times prescribed above for any reason, ISSUER shall pay to the applicable HOLDER on demand (x) interest on the sums not paid when due at an annual rate equal to the then applicable interest rate payable on this Debenture plus the lesser of (i) two percent (2%) or (ii) the maximum lawful rate, until the applicable HOLDER is paid in full and (y) all costs of collection, including, but not limited to, attorneys' fees and costs, whether or not suit or other formal proceedings are instituted. The Redemption Price shall (in the reasonable discretion of the Board of Directors of ISSUER) be adjusted to take into account any stock split or other similar event.

         (c) ISSUER shall select the Debentures to be redeemed in a Redemption in which not all Debentures are to be redeemed so that the Debentures of each HOLDER selected for Redemption shall bear the same proportion to the total Debentures owned by that HOLDER the proportion of all Debentures selected for Redemption bears to the total of all then outstanding Debentures. Should any Debentures be required to be redeemed under the terms hereof not be redeemed solely by reason of limitations imposed by law, the applicable Debentures shall be redeemed on the earliest possible date thereafter that the applicable Debentures may be redeemed to the maximum extent permitted by law. Except as set forth above, the Board of Directors shall prescribe the manner in which any Redemption shall be effected. Any monies deposited with the escrow agent by ISSUER for the HOLDERS of Debentures subject to Redemption which shall not be claimed at the end of one (1) year after the first service of the applicable Redemption Notice shall be released and repaid to ISSUER but shall be paid to the HOLDER of the applicable Debentures so long as submission of its shares occurs within five (5) years after the first service of the applicable Redemption Notice.

         11. No provision of this Debenture shall alter or impair the obligation of the ISSUER, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the place, time, and rate, and in the coin or currency, herein prescribed.

         12. The ISSUER hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

         13. The ISSUER agrees to pay all costs and expenses, including reasonable attorneys' fees, which may be incurred by the HOLDER in collecting any amount due as a result of default by the ISSUER or exercising the conversion rights under this Debenture.

         14. If one or more of the following described "Events of Default" shall occur:

         (a) The ISSUER shall default in the payment of principal or interest on this Debenture when due; or

         (b)      Issuer fails to declare or pay dividends on Preferred Stock;
                  or

         (c) Any of the representations or warranties made by the ISSUER herein, or in the Offshore Debenture Securities Subscription Agreement shall have been incorrect in any material respect when made; or

         (d) The ISSUER shall fail to perform or observe any other covenant, term, provision, condition, agreement or obligation of the ISSUER hereunder or under the Offshore Debenture Securities Subscription Agreement or this Debenture and such failure shall continue uncured for a period of seven (7) days after notice from the Holder of such failure; or

         (e) A trustee, liquidator or receiver shall be appointed for the ISSUER or for a substantial part of its property or business without its consent and shall not be discharged within thirty

                  (30) days after such appointment; or

         (f) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the ISSUER and shall not be dismissed within thirty (30) calendar days thereafter; or

         (g) Bankruptcy, reorganization, insolvency, or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the ISSUER, and if instituted against the ISSUER shall not have been dismissed within thirty (30) calendar days; or

         (h) The ISSUER'S Common Stock is delisted from the exchange or over-the-counter markets; or


         (i) The ISSUER shall default in the payment of any indebtedness which, individually or in the aggregate, exceeds $1,000,000 and such indebtedness is properly accelerated by the holder thereof following the expiration of any cure period set forth in the documents governing such indebtedness; or

         (j) ISSUER shall fail to comply with any of its obligations under the Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock of United Petroleum Corporation (other than dividends) and such failure continues for ten days after notice thereof has been given to ISSUER by any HOLDER.

                  Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the HOLDER (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the HOLDER and in the HOLDER'S sole discretion, the HOLDER may consider this Debenture immediately due and payable, without presentment, demand protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the HOLDER may immediately, and without expiration of any period of grace, enforce any and all of the HOLDER'S rights and remedies provided herein or any other rights or remedies afforded by law.

         15. In case any provision of this Debenture is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Debenture will not in any way be affected or impaired thereby.

         16. This Debenture and the agreements referred to in this Debenture constitute the full and entire understanding and agreement between the ISSUER and the HOLDER with respect hereof. Neither this Debenture nor any terms hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the ISSUER and the HOLDER.


         17. This Debenture shall be governed by and construed in accordance with the laws of the State of Delaware.

         18. This Debenture is given in amendment of the terms of and in extension, but not extinguishment, of all amounts left owing and unpaid on that certain United Petroleum Corporation Convertible Debenture previously executed and delivered by ISSUER and described in the Letter Agreement. All of the priorities of the rights, remedies, liens, equities, powers and privileges securing the payment of the indebtedness hereby amended and extended are hereby recognized, renewed, extended and preserved in full to secured payment of this Debenture.



         IN WITNESS WHEREOF, the ISSUER has caused this instrument to be duly executed by an officer thereunto duly authorized.

United Petroleum Corporation

By:________________________________________
   Official Signatory of Issuer

Name (Printed):____________________________
Title:_____________________________________
Date: April 30, 1997

                                                                      EXHIBIT D

                              NOTICE OF CONVERSION

                (TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER
                        TO CONVERT THE PREFERRED SHARES)

         The undersigned (the "Holder") hereby irrevocably elects to convert __________ Preferred Shares, with a Liquidation Preference of $1,000 per Share, into _______________ (______) common shares of Common Stock, $.01 par value, of United Petroleum Corporation (the "Issuer"), as of the date written below. The shares are to be issued in the "Street Name" written below.

         The undersigned represents and warrants as follows:

         1. The offer to purchase the Preferred Shares was made to it outside of the United States, and the undersigned was, at the time the subscription form was executed and delivered, and is now outside the United States;

         2. It is not a U.S. person (as such term is defined in Section 902(a) of Regulation S ("Regulation S") promulgated under the United States Securities Act of 1933 (the "Securities Act"); and it has purchased the Preferred Shares and the shares for its own account and not for the account or benefit of any U.S. person;

         3. All offers and sales by the undersigned of the shares issuable upon the conversion of the Preferred Shares acquired pursuant to the Offshore Debenture Securities Subscription Agreement, as amended by that certain Letter Agreement, shall be made pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act;

         4. It is familiar with and understands the terms and conditions, and requirements contained in Regulation S and definitions of U.S. Person contained in Regulation S; and

         5. The undersigned has not engaged in any "directed selling efforts" (as such term is defined in Regulation S) with respect to the Shares;

         6. Upon Conversion pursuant to this Notice of Conversion, the Holder will not own or be deemed to beneficially own (within the meaning of the Securities Exchange Act of 1934) 4.99% or more of the then issued and outstanding shares of the Issuer.

                     Holder:__________________________________________________
                     By:______________________________________________________
                        Official Signatory of Holder
                     Title:____________ Country of execution:_________________
                     Date of Conversion:______________________________________
                     Applicable Conversion Price:_____________________________
                     Name of Holder for Registration:_________________________ Address for Registration:________________________________

* The original Preferred Shares and this Notice of Conversion must be received by the Issuer within five (5) New York Stock Exchange Trading

         Days following the Date of Conversion.

                              NOTICE OF CONVERSION

                (TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER
                           TO CONVERT THE DEBENTURE)

         The undersigned (the "Holder") hereby irrevocably elects to convert __________ (US $__________) of the above Debenture into _______________ (______)
common shares of Common Stock, $.01 par value, of United Petroleum Corporation (the "Issuer"), as of the date written below. The shares are to be issued in the "Street Name" written below.

         The undersigned represents and warrants as follows:

         1. The offer to purchase the Debenture was made to it outside of the United States, and the undersigned was, at the time the subscription form was executed and delivered, and is now outside the United States;

         2. It is not a U.S. person (as such term is defined in Section 902(a) of Regulation S ("Regulation S") promulgated under the United States Securities Act of 1933 (the "Securities Act"); and it has purchased the Debenture and the shares for its own account and not for the account or benefit of any U.S. person;

         3. All offers and sales by the undersigned of the shares issuable upon the conversion of the Debentures acquired pursuant to the Offshore Debenture Securities Subscription Agreement, as amended by that certain Letter Agreement, shall be made pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act;

         4. It is familiar with and understands the terms and conditions, and requirements contained in Regulation S and definitions of U.S. Person contained in Regulation S; and

         5. The undersigned has not engaged in any "directed selling efforts" (as such term is defined in Regulation S) with respect to the Shares;

         6. Upon Conversion pursuant to this Notice of Conversion, the Holder will not own or be deemed to beneficially own (within the meaning of the Securities Exchange Act of 1934) 4.99% or more of the then issued and outstanding shares of the Issuer.


                     Holder:__________________________________________________
                     By:______________________________________________________
                        Official Signatory of Holder
                     Title:____________ Country of execution:_________________
                     Date of Conversion:______________________________________
                     Applicable Conversion Price:_____________________________
                     Name of Holder for Registration:_________________________ Address for Registration:________________________________

*        The original Debenture and this Notice of Conversion must be received by the Issuer within five (5) New York Stock Exchange Trading Days following the Date of Conversion.

                                                                  EXHIBIT E

                                 MUTUAL RELEASE

         THIS MUTUAL RELEASE is by and between ____________ ("Holder") and United Petroleum Corporation ("Issuer").

         WHEREAS, Holder is the holder of the United Petroleum Corporation $_______ __% Convertible Debenture (the "Original Debenture") issued pursuant to the Offshore Debenture Securities Subscription Agreement dated ________, 1996 (the "Subscription Agreement") between Holder and Issuer;

         WHEREAS, disputes have arisen between Holder and Issuer with respect to the obligations of the Issuer under the Original Debenture;


         WHEREAS, in order to settle such disputes, Issuer, Holder and certain
other parties have entered into the Letter Agreement dated April   , 1997 (the
"Letter Agreement") pursuant to which, among other things, Issuer has issued to
Holder shares of its Series     Convertible Preferred Stock (the "Preferred
Stock") containing the rights, privileges and related provisions set forth in the Certificate of Designation attached hereto (the "Certificate of
Designation") and its $          Amended and Restated    % Convertible
Debentures dated April , 1997 (the "Amended and Restated Debenture") in amendment and extension of the Original Debenture.


         WHEREAS, Holder and Issuer desire to mutually release each other from any claims or obligations arising in connection with the Original Debenture and the Subscription Agreement and the transactions contemplated thereby in existence on the date hereof;

         NOW, THEREFORE, for and in consideration of the covenants and premises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


         1. Issuer does hereby fully release, acquit and discharge Holder, together with its employees, agents, representatives, officers, directors, stockholders, subsidiaries, parents and their respective successors and assigns, from all rights, claims, demands, actions and causes of action of any nature whatsoever which Issuer may now have or may have in the future against them or any of them, known or unknown, foreseen or unforeseen, arising from or in connection with the Original Debenture and the Subscription Agreement that are based on acts or omissions of Holder occurring prior to the execution of this Mutual Release by both parties hereto; provided, however, notwithstanding any other provision of this Mutual Release, Holder shall continue to be fully liable for and subject to all indebtedness, liabilities and obligations applicable to Holder contained in the Letter Agreement, the Amended Debenture the Certificate of Designation and the Subscription Agreement, as amended by the Letter Agreement.

                  2. Holder does hereby fully release, acquit and discharge Issuer, together with its employees, agents, representatives, officers,

directors, stockholders, subsidiaries, parents and their respective successors and assigns, from all rights, claims, demands, actions and causes of action of

MUTUAL RELEASE -PAGE 1
any nature whatsoever which Holder may now have or may have in the future against them or any of them, known or unknown, foreseen or unforeseen, arising from or in connection with the Original Debenture and the Subscription Agreement that are based on acts or omissions of Issuer occurring prior to the execution of this Mutual Release by both parties hereto; provided, however, notwithstanding any other provision of this Mutual Release, Issuer shall continue to be fully liable for and subject to all indebtedness, liabilities and obligations applicable to Issuer contained in the Letter Agreement, the Amended Debenture, the Certificate of Designation and the Subscription Agreement, as amended by the Letter Agreement; and provided further, the release of Issuer hereunder by Holder shall be null and void in the event Issuer shall breach any of its obligations under the Letter Agreement, the Amended Debenture, the Certificate of Designation and/or the Subscription Agreement, as amended by the Letter Agreement.

         EXECUTED to be effective as of this      day of April, 1997.


                                                UNITED PETROLEUM CORPORATION

                                                By:____________________________
                                                Name:__________________________
                                                Its:___________________________

                                                [HOLDER]


                                                By:____________________________
                                                Name:__________________________
                                                Its:___________________________

                                                                    EXHIBIT F

                           NONCOMPETITION AGREEMENT


         THIS NONCOMPETITION AGREEMENT dated April 30, 1997 ("Agreement") between United Petroleum Corporation, a Delaware corporation (the "Company"), and Michael F. Thomas ("Restricted Party").

         1. NONCOMPETITION. Restricted Party covenants and agrees that during the Noncompetition Period (as defined below), he will not, directly or indirectly, compete (as defined) below) with the Company; provided, however, Restricted Party shall be permitted to continue to operate the Cumberland Avenue, Farragut and Cookeville, Tennessee car wash, gas and convenience and quick lube centers and to develop the Asheville Highway and Lee Highway locations. As used herein, (i) "Noncompetition Period" means the period commencing on the date of this Agreement and ending on April 30, 2000 and (ii) "compete" means to engage or participate in any business that provides the same or similar products or services as those provided or offered by the Company in any market area in which the Company currently operates or, which could, in the judgment of the Board of Directors, be exploited by the Company without materially interfering with the Company's business as it is conducted at that time.


         2. LIMITATIONS. If any of the restrictions contained herein shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, such restriction shall be reformed automatically and thereafter limited or reduced so as to be enforceable to the extent compatible with applicable laws; it being understood that by the execution of this Agreement, the parties hereto acknowledge that such restrictions are fair, reasonable and necessary and that such restrictions do not impose a greater restraint than is necessary to protect the good will or other business interests of the Company.

         3. REMEDIES. Restricted Party acknowledges that were he to breach the provisions of this Agreement, the damages to the Company would be irreparable, and he therefore agrees that, in addition, to any monetary damages and reasonable attorneys' fees, the Company shall be entitled to enjoin any such breach in any court of competent jurisdiction.

         4. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may not be assigned by Restricted Party and any purported assignment by Restricted Party contrary to the terms of this Agreement shall be void. The Company may assign this Agreement and all of its rights hereunder to any party.

         5. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         6. GOVERNING LAW. This Agreement shall be governed in all respects, including the validity, interpretation, and effect by the substantive laws of the State of Tennessee without regard to conflict of law provisions.

NONCOMPETITION AGREEMENT - Page 1

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

                                            UNITED PETROLEUM CORPORATION

/s/ L. Douglas Keene, Jr.                   By: /s/ Michael F. Thomas
Executive Vice President                    Name: Michael F. Thomas
L. DOUGLAS KEENE, JR.                       Its: President

                                            RESTRICTED PARTY

                                            By: /s/ Michael F. Thomas
                                                MICHAEL F. THOMAS


NONCOMPETITION AGREEMENT - Page 2

                                                                   EXHIBIT G

                     [LETTERHEAD OF ROBSON & MILLER, LLP]

                                                  April 30, 1997

United Petroleum Corporation
4867 North Broadway
Knoxville, TN  37928

         Re:      April 30, 1997 Letter Agreement Restructuring
                  Certain Terms of Outstanding Convertible
                  Debentures (the "Letter Agreement")

Gentlemen:

         Reference is hereby made to the Letter Agreement Capitalized terms used herein and not otherwise defined shall have the meanings described to them in the Letter Agreement.

         I am aware of the terms of the Letter Agreement including without limitation, the terms associated with the Infinity Excluded Debenture and the Kalifa Debentures (or the Designated Securities, as applicable which, by their terms, are immediately convertible into shares of Common Stock of the Company at the conversion price set forth in the original Debentures. You have requested that I, as counsel to the Company, write this letter confirming that I will, from time to time as necessary, render appropriate opinions of counsel to the Company and its stock transfer agent to issue shares of Common Stock, without restrictive legend, upon the delivery from the holders of any Convertible Security (including the Infinity Excluded Debenture and Khalifa Debenture, or the Designated Securities in replacement thereof, as applicable) of a conversation notice properly completed in accordance with the terms of each applicable Convertible Security.

         I further understand that this letter shall be appended to the Letter Agreement as an Exhibit thereto.

         Should you have any questions in this regard please do not hesitate to contact me.


                                                     Yours very truly,

                                                     /s/ Morton S. Robson
                                                     Morton S. Robson, Esq.